EXHIBIT 99.1

Chemed Corporation Announces Intention to Redeem All 8-3/4% Senior Notes Due
2011

     CINCINNATI--(BUSINESS WIRE)--April 4, 2007--Chemed Corporation ("Chemed") (NYSE:CHE) today issued a notice of redemption, to redeem on May 4, 2007, subject to the satisfaction or waiver of the condition referred to below, the entire $150 million aggregate principal amount of its 8-3/4% Senior Notes due 2011 (Notes). This redemption is being made pursuant to the terms of the indenture dated February 24, 2004 at a redemption price of 104.375% of the principal amount of the Notes together with accrued but unpaid interest.

     This redemption is contingent upon the completion of one or more financing transactions by the Company prior to May 4, 2007, with terms that are reasonably satisfactory to Chemed. Accordingly, redemption will not occur, and none of the Notes will be deemed due and payable on May 4, 2007, unless this financing condition is satisfied or waived by Chemed.

     On the redemption date, assuming satisfaction or waiver of the financing condition, the redemption price will become due and payable on all outstanding Notes. Upon redemption, interest on the Notes will cease to accrue on and after the redemption date, and the only remaining right of the holders of the Notes after such date will be to receive payment of the redemption price and accrued interest upon surrender of the Notes to LaSalle Bank National Association, as paying agent.

     Listed on the New York Stock Exchange and headquartered in Cincinnati, Ohio, Chemed Corporation (www.chemed.com) operates two wholly owned subsidiaries: VITAS Healthcare and Roto-Rooter. VITAS is the nation's largest provider of end-of-life hospice care and Roto-Rooter is the nation's leading provider of plumbing and drain cleaning services.

     Statements in this press release or in other Chemed communications may relate to future events or Chemed's future performance. Such statements are forward-looking statements and are based on present information Chemed has related to its existing business circumstances. Investors are cautioned that such forward-looking statements are subject to inherent risk that actual results may differ materially from such forward-looking statements. Further, investors are cautioned that Chemed does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations.


     CONTACT: Chemed Corporation
              David P. Williams, 513-762-6901